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                                           FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-121263

                PRICING SUPPLEMENT NO. 1651 DATED 17 OCTOBER 2006

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$45,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
 CURRENTLY TOTALING A$1,957,418,000.00 (A$1,406,218,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.    (i)   Issuer:                Queensland Treasury Corporation

      (ii)  Guarantor:             The Treasurer on behalf of the Government of
                                   Queensland

2.    Benchmark line:              2013
                                   (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 August,
                                   2013, ISIN US748305BD00)

3.    Specific Currency or         AUD ("A$")
      Currencies:

4.    (i)   Issue price:           101.232%

      (ii)  Dealers' fees and      No fee or commission is payable in respect of
            commissions paid by    the issue of the bond(s) described in this
            Issuer:                Pricing Supplement. Instead, QTC pays fees and
                                   commissions in accordance with the procedure
                                   described in the QTC Offshore and Onshore
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                                   Fixed Interest Distribution Group Operational
                                   Guidelines.

5.    Specified Denominations:     A$1,000

6.    (i)   Issue Date:            19 October 2006

      (ii)  Record Date.           6 February/6 August. Security will be
                                   ex-interest on and from 7 February/7 August.

      (iii) Interest Payment       14 February/14 August
            Dates:

7.    Maturity Date:               14 August 2013

8.    Interest Basis:              6 per cent Fixed Rate

9.    Redemption/Payment Basis:    Redemption at par

10.   Change of Interest Basis     Not Applicable
      or Redemption/Payment
      Basis:

11.   (i)   Status of the Bonds:   Senior and rank pari passu with other senior,
                                   unsecured debt obligations of QTC

      (ii)  Status of the          Senior and ranks pari passu with all its other
            Guarantee:             unsecured obligations


12.  Method of distribution:       Non-syndicated

                 PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.   Fixed Rate Note
      Provisions Applicable

      (i)   Rate(s) of Interest:   6 percent per annum payable semi-annually in
                                   arrears

      (ii)  Interest Payment       14 February and 14 August in each year up to
            Date(s):               and including the Maturity Date

      (iii) Fixed Coupon           A$30 per A$1,000 in nominal amount
            Amount(s):

      (iv)  Determination          Not Applicable
            Date(s):

      (v)   Other terms relating   None
            to the method of
            calculating interest
            for Fixed Rate
            Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14.   Final Redemption Amount:     A$1,000 per bond of A$1,000 Specified
                                   Denomination

15.   Early Redemption Amount(s)   Not Applicable
      payable on redemption for
      taxation reasons or on
      event of default and/or
      the method of calculating
      the same:

                    GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.   Form of Bonds:               Permanent Global Note not exchangeable for
                                   Definitive Bonds

17.   Additional Financial         Not Applicable
      Centre(s) or other special
      provisions relating to
      Payment Dates:

18.   Talons for future Coupons    No
      or Receipts to be attached
      to Definitive Bonds (and
      dates on which such Talons
      mature):

19.   Other terms or special       Not Applicable
      conditions:

                                   DISTRIBUTION

20.   (i)   If syndicated, names   Not Applicable
            and addresses of
            Managers and
            underwriting
            commitments:

      (ii)  Date of Dealer         17 October 2006 (the "Trade Date")
            Agreement :

      (iii) Stabilizing            Not Applicable
            Manager(s) (if any):

21.   If non-syndicated, name      Deutsche Capital Markets Australia Ltd
      and address of relevant      Level 18 Grosvenor Place
      Dealer:                      225 George Street
                                   Sydney NSW 2000

22.   Whether TEFRA D or TEFRA     TEFRA Not Applicable
      C rules applicable or
      TEFRA rules not
      applicable:

23.   Additional selling           Not Applicable
      restrictions:
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING
(i)   Listing:                     Bourse de Luxembourg.

(ii)  Admission to trading:        Application has been made for the bonds to be
                                   admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS
      Ratings:                     The bonds to be issued have been rated:

                                   S&P:     AAA
                                   Moody's: Aaa

                                   An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                   Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                   A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL
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     EXPENSES

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(i)   Reasons for the Offer:       See "Use of Proceeds" section in the prospectus
                                   supplement.

(ii)  Estimated net proceeds:      Not Applicable.

(iii) Estimated total expenses:    Not Applicable.

5.    YIELD
      Indication of yield:         5.97%
                                   Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond
                                   Facility on the Trade Date.

                                   The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION
(i)   ISIN Code:                   US748305BD00

(ii)  Common Code:                 014569359

(iii) CUSIP Code:                  748305BD0

(iv)  Any clearing system(s)       Not Applicable
      other than Depositary
      Trust Company, Euroclear
      Bank S.A./N.V. and
      Clearstream Banking,
      societe anonyme and the
      relevant identification
      number(s):

(v)   Delivery:                    Delivery free of payment

(vi)  Names and addresses of       Not Applicable
      additional Paying Agent(s)
      (if any):
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